EXHIBIT 22(P)

                                 CODE OF ETHICS
                                     204A-1
                                      17J-1

                          DAVIS SELECTED ADVISERS, L.P.
                        DAVIS SELECTED ADVISERS-NY, INC.
                             DAVIS DISTRIBUTORS, LLC

                      AS AMENDED EFFECTIVE FEBRUARY 1, 2005

                                TABLE OF CONTENTS

   I.   BACKGROUND

  II.   STATEMENT OF PRINCIPALS

 III.   DUTY TO REPORT VIOLATIONS OF THE CODE

  IV.   ACKNOWLEDGEMENT OF RECEIPT OF THIS CODE

   V.   INSIDER TRADING POLICY

  VI.   RESTRICTIONS RELATING TO SECURITIES TRANSACTIONS

 VII.   SERVICE AS A DIRECTOR

VIII.   REPORTING REQUIREMENTS FOR EMPLOYEES, ACCESS PERSONS, AND INDEPENDENT
        DIRECTORS

  IX.   EXEMPTED SECURITIES AND TRANSACTIONS

   X.   SANCTIONS

  XI.   ADMINISTRATION OF THE CODE OF ETHICS

 XII.   APPROVAL AND REVIEW BY BOARDS OF DIRECTORS

XIII.   DEFINITIONS

IMPORTANT: ALL EMPLOYEES MUST READ AND ACKNOWLEDGE RECEIPT AND UNDERSTANDING OF
THIS CODE OF ETHICS.

I.   BACKGROUND

A. This Code is adopted under Rule 17j-1, under the Investment Company Act of
1940, and Rule 204A-1, under the Investment Advisers Act of 1940, and has been approved by the Boards of Directors of each of the mutual Funds for which Davis
Advisors serves as Manager or Sub-Adviser.

B. This Code is designed to prevent fraud by reinforcing fiduciary principles that must govern the conduct of Employees. This Code sets forth standards of conduct expected of Employees, and addresses conflicts that arise from personal trading. Employees (1) must adhere to fiduciary standards, (2) have obligations to Clients, (3) may be required to restrict their personal trading, and (4) may be required to report their personal securities transactions and holdings.

C. Questions concerning this Code should be referred to the Chief Compliance
Officer.

II.  STATEMENT OF PRINCIPLES

A. Fiduciary Standards. This Code is based on the fundamental principle that
Davis Advisors and its Employees must put Client interests first. As an investment adviser, Davis Advisors has fiduciary responsibilities to its
Clients, including the mutual funds managed or sub-advised by Davis Advisors.
Fiduciaries owe their clients a duty of honesty, good faith, and fair dealing.
As a fiduciary, Davis Advisors must act at all times in its Clients' best interests and must avoid or disclose conflicts of interests. Among Davis
Advisor's fiduciary responsibilities is the responsibility to ensure that its
Employees conduct their personal securities transactions in a manner which does not interfere or appear to interfere with any Client transactions or otherwise take unfair advantage of their relationship to Clients. All Employees must adhere to this fundamental principle as well as comply with the specific provisions applicable to Employees or Access Persons, set forth in this Code. It bears emphasis that technical compliance with this Code's provisions will not insulate from scrutiny transactions which show a pattern of compromise or abuse of an Employee's fiduciary responsibilities to Clients. Accordingly, all
Employees must seek to avoid any actual or potential conflicts between their personal interest and the interest of Clients. In sum, all Employees shall place the interest of Clients before personal interests.

B. Compliance with Applicable Federal Securities Laws. All Employees must comply with applicable Federal Securities Laws as defined in this Code. Among other prohibitions, an Employee shall not: (1) employ any device, scheme or artifice to defraud a Client; (2) make any untrue statement of a material fact (or omit to state a material fact necessary in order to make the statements made not misleading) to an Employee making investment decisions or to an officer or member of the Compliance Department investigating securities transactions; (3)
engage in any act, practice, or course of business that operates or would operate as a fraud or deceit to a Client; or (4) engage in any manipulative practice with respect to a Client. Questions regarding compliance with applicable Federal Securities laws may be directed to the Chief Compliance
Officer.

III. DUTY TO REPORT VIOLATIONS OF THE CODE

A. Duty to Report Violation. An Employee who knows of a violation of this Code has a duty to report such violation promptly to the Compliance Department.

B. Compliance Department Procedures Regarding Reported Violations. The Chief
Compliance Officer shall maintain procedures which reasonably ensure that he or she is aware of all reported violations of this Code.

C. Prohibition Against Retaliation. All Employees are prohibited from retaliating against an Employee who reports a violation of this Code. An act of retaliation is itself a violation of this Code and subject to sanctions.

IV.  ACKNOWLEDGEMENT OF RECEIPT OF THIS CODE

A. Receipt of the Code Upon Employment or Promotion to Access Person.

(1) Employees. The Compliance Department shall ensure that each new Employee is given a copy of this Code upon commencement of employment. Within 10 days of commencement of employment (the Employee's first day on payroll), each Employee shall file an Acknowledgement with the Compliance Department stating that he or she has read and understands this Code.

(2) Access Persons. Each new Access Person will be notified of their status as an Access Person upon commencement of their employment as such. Within 10 days of commencement of employment, each employee shall file an Acknowledgement with the Compliance Department stating that he or she has read and understands the provisions of the Code.

B. Amendments to this Code. The Compliance Department shall ensure that all
Employees (including Access Persons) receive a copy of this Code promptly after any material amendments to this Code. Within 10 days of receiving a copy of the amended Code, each Employee shall file an Acknowledgement with the Compliance
Department stating that he or she has read and understands the provisions of the amended Code.

V.   INSIDER TRADING POLICY

A. Prohibitions. All Employees are prohibited from trading on "inside information," which is material nonpublic information about the issuer of the security. Employees are prohibited from (1) buying or selling any security while in the possession of inside information; (2) communicating to third parties inside information; or (3) using insider information about Davis Advisors'
securities recommendations or Client holdings, to benefit Clients or to gain personal benefit.

B. Administration. The Chief Compliance Officer maintains written procedures reasonably designed to safeguard Client information and prevent an Insider
Trading violation. Any Employee who believes he or she may be in possession of inside information should promptly inform the Compliance Department.

VI.  RESTRICTIONS RELATING TO SECURITIES TRANSACTIONS

A. General Trading Restrictions for all Employees. The following prohibitions apply to all Employees. Employee trading includes trading of their spouses, dependent relatives, trustee and custodial accounts or any other account in which the Employee has a financial interest or over which the Employee has investment discretion.

1. Market Timing Mutual Funds. Mutual funds managed or sub-advised by Davis
Advisors (including variable annuities but excluding money market funds) are not intended to be used as short-term trading vehicles. Employees are prohibited from engaging in market timing any mutual fund (including variable annuities but excluding money market funds) managed or sub-advised by Davis Advisors in any manner which violates that mutual fund's prospectus.

2. Late Trading in Mutual Funds. Late trading in mutual funds is explicitly prohibited by law. Late trading occurs when a mutual fund order is received from a client after the mutual fund's trading deadline. Even though the Code does not require Employees to report purchases of mutual funds, which are not managed or sub-advised by Davis Advisors, this Code prohibits employees from engaging in or facilitating late trading any mutual fund.

B. Additional Trading Restrictions for all Access Persons. "Access Persons" is
defined in the definitions section of this Code. The Compliance Department will inform an Employee of his status as an Access Person, obtain a written acknowledgement, and retain a current list of Access Persons. In addition to the trading restrictions which apply to all Employees, Access Persons are subject to the following additional trading restrictions. The trading restrictions for
Access Persons also include trading of their spouses, dependent relatives, trustee and custodial accounts or any other account in which the Access Person has a financial interest or over which the Access Person has investment discretion. These additional trading restrictions do not apply to Exempt
Securities and Transactions, see section below.

1. Clients to Receive Best Execution. If an Access Person purchases/sells a security that is purchased/sold by any Client on the same day at an inferior price, the Access Person will pay a penalty adjusting his/her price to that of the Client. The Best Execution requirement applies only to Clients for which
Davis Advisors executes portfolio transactions. Thus, for example, the Best
Execution requirement applies to all mutual funds managed or sub-advised by
Davis Advisors, and applies to all private accounts not subject to directed brokerage, but does not apply to managed money/wrap accounts where a wrap sponsor executes Client portfolio transactions.

2. Prohibition on Short-Term Profits. Access Persons are prohibited from profiting on any sale and subsequent purchase, or any purchase and subsequent sale of the same (or equivalent) securities occurring within 60 calendars days
("short-term profit"). This holding period also applies to all permitted options transactions; therefore, for example, an Access Person may not purchase or write an option if the option will expire in less than 60 days (unless such a person is buying or writing an option on a security that he or she has held more than
60 days). In determining short-term profits, all transactions within a 60-day period in all accounts related to the Access Person will be taken into consideration in determining short-term profits, regardless of his or her intentions to do otherwise (e.g., tax or other trading strategies). Should an
Access Person violate this prohibition on

short-term profits, the Access Person would be required to disgorge the profit.
Exempt Securities and transactions are not subject to this prohibition.

3. Restriction on Brokerage Accounts. No Access Person may engage in personal securities transactions other than through a brokerage account which has been approved by the Compliance Department. Every approved account is required to provide the Compliance Department with duplicate trade confirmations and account statements.

4. Pre-clearance of Personal Securities Transactions.

     (a)  Pre-clearance. All Access Persons must obtain approval from the
          Compliance Department prior to entering into any securities transaction. Approval of a transaction, once given, is effective only for the business day on which approval was given or until the Access
          Person discovers that the information provided at the time the transaction was approved is no longer accurate. If an Access Person decides not to execute the transaction on the day pre-clearance approval is given, or the entire trade is not executed, the Access
          Person must request pre-clearance again at such time as the Access
          Person decides to execute the trade. Exempt Securities and
          Transactions do not need to be pre-cleared.

     (b)  Limited Exemptions from Pre-clearance. Access Persons do not need to pre-clear a purchase or sale of securities which meets all elements of either of the following exemptions:

          (i) Blue Chip Companies. Purchases or sales which (A) involve less than $50,000 of the securities of a company listed either on a national securities exchange or traded over the counter, and (B) have a market capitalization exceeding $5 billion. These transactions are still subject to the Best Execution requirement; or

          (ii) Mutual Funds. Purchases or sales of shares issued by mutual funds managed or sub-advised by Davis Advisors. Note that mutual funds not managed or sub-advised by Davis Advisers are "Exempted Securities" and therefore not subject to pre-clearing.

          All securities purchased or sold pursuant to this Limited Exception to
          Pre-Clearance must be reported on quarterly transaction reports see below.

5. Blackout Period for Purchases and Sales.

     (a)  Blackout Period. No Access Person may purchase (sell) any security which at the time is being purchased (sold), or to the Access Person's knowledge is being considered for purchase (sale), by any mutual fund which Davis Advisors serves as both manager and principal underwriter.
          The Compliance Department will investigate any transaction where the same security was purchased or sold by or for a mutual fund which
          Davis Advisors serves as both manager and principal underwriter within the seven (7) calendar day period preceding or following the purchase or sale by such Access Person.

     (b) Blue Chip Limited Exemption from Blackout Period. The Blackout Period shall not apply to any purchase or sale of securities which (i) involve less than $50,000 of the securities of a company listed either on a national securities exchange or traded over the counter, and (ii) have a market capitalization exceeding $5 billion. Securities purchased pursuant to this Blue Chip exception to the Blackout Period are still subject to the Best Execution requirement and must be reported on quarterly transaction reports.

6. Initial Public Offerings. No Access Person shall acquire any securities in an initial public offering.

7. Private Placements. Access Person purchases and sales of "private placement"
securities (including all private equity partnerships, hedge funds, limited partnership or venture capital funds) must be pre-cleared with the Compliance
Department. No Access Person may engage in any such transaction unless the
Compliance Department has previously determined in writing that the contemplated investment does not involve any potential for conflict with the investment activities of Davis Advisors Clients. However, Access Persons do not need to pre-clear private placement opportunities that are offered solely to Davis
Advisors employees (for example limited partnership units in Davis Advisors).
If, after receiving the required approval, an Access Person has any material role in the subsequent consideration by any Client of an investment in the same or affiliated issuer, the Access Person must disclose his or her interest in the private placement investment to the lead portfolio manager for the Client being considered for the subsequent investment and to the Compliance Department.

C. Trading Restrictions for Independent Directors.

The following restrictions apply only to Independent Directors, as defined in the definitions section of this Code, of a mutual fund which Davis Advisors serves as both manager and principal underwriter.

1. Restrictions on Purchases and Sales. No Independent Director may purchase
(sell) any security which, to the Independent Director's knowledge at the time, is being purchased or is being considered for purchase (sold or being considered for sale) by any mutual fund for which he or she is a director. This prohibition shall not apply to Exempted Securities and Transactions.

2. Restrictions on Trades in Securities Related in Value. The restrictions applicable to the transactions in securities by Independent Directors shall similarly apply to securities that are issued by the same issuer and whose value or return is related, in whole or in part, to the value or return of the security purchased or sold by any Fund for which he or she is a director.

VII. SERVICE AS A DIRECTOR

A. Service as a Director. Access Persons are prohibited from serving on the
Boards of Directors of publicly traded companies unless the Compliance Officer determines, in writing, that such service is not inconsistent with the interests of Clients. The Access Person shall be prohibited from discussing the issuer with persons making investment decisions with respect to such issuer.

VIII. REPORTING REQUIREMENTS FOR ALL EMPLOYEES, ACCESS PERSONS, AND INDEPENDENT
DIRECTORS

A. Reporting Requirements. All Employees, Access Persons, and certain
Independent Directors are subject to different reporting requirements, as listed below. The requirements also apply to all transactions in the accounts of spouses, dependent relatives and members of the same household, trustee and custodial accounts or any other account in which the Employee/Access
Person/Independent Director has a financial interest or over which the
Employee/Access Person/ Independent Director has investment discretion. The requirements do not apply to securities acquired for accounts over which the
Employee/Access Person/Independent Director has no direct or indirect control or influence.

Any holdings or transaction report may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

(1) Initial Holdings Report.

     (a)  All Employees. All must disclose their personal securities holdings in mutual funds (including variable annuities but excluding money market funds) managed or sub-advised by Davis Advisers to the Compliance
          Department within 10 days of commencement of employment with Davis
          Advisors. Similarly, securities holdings of all new related accounts must be reported to the Compliance Department within 10 days of the date that such account becomes related to the employee. Information in the initial holdings report must be current as of a date no more than
          45 days prior to the date the person becomes an Employee. The report must be provided in a form acceptable to the Compliance Department.
          Employees are not required to report purchases or sales of mutual funds, which are not managed or sub-advised by Davis Advisors.

     (b)  All Access Persons. All Access Persons must disclose their personal securities holdings (not just mutual funds managed or sub-advised by
          Davis Advisors) to the Compliance Department within 10 days of commencement of employment as an Access Person with Davis Advisors.
          Similarly, securities holdings of all new related accounts must be reported to the Compliance Department within 10 days of the date that such account becomes related to the employee. Information in the initial holdings report must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. An initial holdings reports shall include at a minimum the title, number of shares, principal amount, the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person's direct or indirect benefit; and the date the Access Person submits the report. Exempt Securities and
          Transactions do not need to be reported.

     (c)  Independent Directors. Independent Directors are not required to make an initial holdings report.

(2) Annual Holdings Report.

     (a)  All Employees. All Employees must submit an annual holdings report to the Compliance Department. The annual holdings report must detail holdings in mutual funds (including variable annuities but excluding money market funds) managed or sub-advised by Davis Advisors as of a date no more than 45 days before the report is submitted and the
          Compliance Department may mandate a single reporting date, e.g. as of
          December 31st. The report must be provided in a form acceptable to the
          Compliance Department. Employees are not required to report purchases or sales of mutual funds, which are not managed or sub-advised by
          Davis Advisors.

     (b)  Access Persons. All Access Persons must submit an annual holdings report to the Compliance Department. The annual holdings report must detail all holdings (not just mutual funds managed or sub-advised by
          Davis Advisors) as of a date no more than 45 days before the report is submitted and the Compliance Department may mandate a single reporting date, e.g. as of December 31st. Annual holdings reports shall at a minimum contain the same information for each security which is required for an initial holdings report. Exempt Securities and
          Transactions do not need to be reported.

     (c)  Independent Directors. Independent Directors are not required to make an annual holdings report.

(3) Quarterly Transaction Report.

     (a)  All Employees. All Employees must submit quarterly a transactions report to the Compliance Department within 30 days after the end of each calendar quarter. The quarterly transaction report must detail all securities transactions in mutual funds (including variable annuities but excluding money market funds) managed or sub-advised by
          Davis Advisors during the preceding calendar quarter. The report must be provided in a form acceptable to the Compliance Department.
          Employees are not required to report purchases or sales of mutual funds, which are not managed or sub-advised by Davis Advisors.

     (b)  Access Persons. All Access Persons must submit quarterly a transactions report to the Compliance Department within 30 days after the end of each calendar quarter. The quarterly transaction report must detail all securities transactions (not just mutual funds managed or sub-advised by Davis Advisors) in the preceding calendar quarter in which the Access Person had a direct or indirect beneficial interest.
          The quarterly transaction report shall at a minimum include the date of the transaction, title, number of shares, principal amount, the nature of the transaction (i.e. purchase, sale, etc.), the price at which the transaction was affected, the name of the broker, dealer or bank which executed the transaction, and the date the Access Person submits the report. Exempt Securities and Transactions do not need to be reported.

     (c)  Independent Directors. An Independent Director of a mutual fund which
          Davis Advisors serves as both manager and principal underwriter need only report a transaction in a security if the Independent Director, at the time of that transaction, knew or, in the ordinary course of fulfilling the official duties of a director of such mutual fund, should have known that,

          during the 15-day period immediately preceding the date of the transaction by the Independent Director, the security was purchased or sold by any mutual fund or was being considered for purchase or sale by any mutual fund for which he or she is a director. In reporting such transactions, Independent Directors must provide: the date of the transaction, a complete description of the security, number of shares, principal amount, nature of the transaction, price, commission, and name of broker/dealer through which the transaction was effected.

(4) Annual Certification of Compliance. All Employees/Access Persons and
Independent Directors of a mutual fund which Davis Advisors serves as both manager and principal underwriter, must certify annually to the Compliance
Department that (1) they have read, understand, and agree to abide by the applicable portions of this Code of Ethics; (2) they have complied with all requirements of the Code of Ethics, except as otherwise notified by the
Compliance Department that they have not complied with certain of such requirements; and (3) they have reported all transactions required to be reported under the Code of Ethics.

(5) Review of Transactions & Holdings Reports and Certifications. The Compliance
Department shall review all transactions reports, holdings reports, and certifications. The Compliance Departments' review of transactions reports and holdings reports shall include at least the following items, where appropriate:

     (a)  an assessment of whether the reporting person followed all procedures required by this Code;

     (b)  compare the personal trading to any insider-trading restricted lists;

     (c)  assess whether the reporting person is trading for his/her own account in the same securities which Davis Advisors is trading for Clients, and if so, whether the Clients are receiving terms as favorable as the reporting person takes for himself/herself;

     (d)  periodically analyze the reporting person's trading for patterns that may indicate abuse, including market timing;

     (e)  for Access Persons making investment decisions on behalf of Clients, investigate any substantial disparities between the quality of performance the reporting person achieves for his/her own account and that he/she achieves for clients; and

     (f)  for Access Persons making investment decisions on behalf of Clients, investigate any substantial disparities between the percentage of trades that are profitable when the reporting person trades for his/her own account and the percentage that are profitable when he/she makes investment decisions for Clients.

IX.  EXEMPTED SECURITIES AND TRANSACTIONS

A. The following securities and transactions do not present the opportunity for improper trading activities that Rule 204A-1 and Rule 17j-1 are designed to prevent; therefore, unless otherwise indicated, the restrictions set forth in
Restrictions Relating to Securities Transactions and Reporting Requirements
shall not apply to the following exempted transactions or securities.

     (1) Managed Account. Purchases or sales in an account over which the
     Employee has no direct or indirect influence or control (e.g., an account managed on a fully discretionary basis by

     an investment adviser or trustee). The managed account shall be prohibited from purchasing initial public offerings or private placements without abiding by the procedures established under this Code to restrict investments by Access Persons in initial public offerings or private placements.

(2) Automatic Investment Plans. Purchases, which are made by reinvesting, cash dividends pursuant to an automatic dividend reinvestment plan.

(3) U.S. Government Securities. Purchases or sales of direct obligations of the
U.S. Government.

(4) Mutual Funds Not Managed or Sub-Advised by Davis Advisors. Purchases or
sales of mutual funds (including variable annuities), which are not managed or sub-advised by Davis Advisors.

(5) Cash Instruments. Purchases or sales of bank certificates, bankers'
acceptances, commercial paper and other high quality short-term (less than 365 day original maturity) debt instruments, repurchase agreements, and money market funds.

(6) Unit Investment Trusts. Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are managed or sub-advised by Davis Advisers.

(7) Securities Issued by Davis Advisors. Purchases or sales of debt or equity securities issued by Davis Advisors. Employees should note that such securities are not publicly traded and are subject to numerous other restrictions.

(8) Classes of Securities Exempted by the Chief Compliance Officer. The Chief
Compliance Officer shall maintain a list of classes of securities which the
Chief Compliance Officer has determined, in writing, do not present the opportunity for improper trading activities that Rule 204A-1 and Rule 17j-1 are designed to prevent. For example, as of the date that this Code was originally adopted, municipal bonds were a class of securities, which would not be an appropriate investment for Davis Advisors to make on behalf of any Client.
Factors which the Chief Compliance Officer may consider when determining whether or not a class of securities would be appropriate for any Client include whether
(i) purchasing such securities would be consistent with the Client's reasonable expectations; (ii) they may assist the Client in pursuing its investment objective; (iii) they are consistent with the Client's investment strategy; (iv)
they will cause the Client to violate any of its investment restrictions; or (v)
they will materially change the Client's risk profile as described in documents which Davis Advisors has provided to the Client.

B. The restrictions set forth in Restrictions Relating to Securities
Transactions do not apply to the following exempted transactions or securities.
However, these transactions are subject to Reporting by Access Persons.

(1) Involuntary Transactions. Purchases or sales, which are non-volitional on the part of the employee (e.g., an in-the-money option that is automatically exercised by a broker; a security that is called away as a result of an exercise of an option; or a security that is sold by a broker, without employee consultation, to meet a margin call not met by the employee).

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(2) Pro-Rata Rights. Purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

(3) Commodities and Futures. Purchases or sales of commodities, currency futures and futures on broad-based indices, options on futures and options on broad-based indices. The Compliance Department determines which indexes are
"broad-based indices." Also exempted are exchange-traded securities, which are representative of, or related closely in value to, these broad-based indices.

(4) Gifts. The receipt of a bona fide gift of securities. Donations of securities, however, require pre-clearance.

X.   SANCTIONS

(A) Sanctions may include, but are not limited to, (1) a letter of caution or warning, (2) reversal of a trade, (3) disgorgement of a profit or absorption of costs associated with a trade, (4) fine or other monetary penalty, (5)
suspension of personal trading privileges, (6) suspension of employment (with or without compensation), (7) termination of employment, (8) civil referral to the
SEC or other civil regulatory authorities, or (9) criminal referral.

(B) Fines and other monetary penalties shall be contributed to mutual funds which Davis Advisors serves as both manager and principal underwriter.

XI.  ADMINISTRATION OF THE CODE OF ETHICS

A. Appointment of a Compliance Officer. Davis Selected Advisers, L.P., Davis
Selected Advisers-NY, Inc., Davis Distributors, LLC, and each of the mutual funds, which Davis Advisors serves as both manager and principal underwriter, shall appoint a Chief Compliance Officer and shall keep a record for five years of the persons serving as Chief Compliance Officer and their dates of service.

B. Administration of the Code. The Chief Compliance Officer shall administer the
Code and shall use reasonable diligence and institute procedures reasonably necessary to review reports submitted by persons reporting under this Code.

C. Interpretations. The Chief Compliance Officer shall interpret the Code, focusing upon achieving the goals of Rule 17j-1 and Rule 204A-1. Unless otherwise specified, all terms in the Code shall be interpreted consistently with the general understanding of such terms in Rule 17j-1, and Rule 204A-1

D. Recordkeeping for the Code. The Chief Compliance Officer shall maintain Code records at Davis Advisors' principal place of business, which shall be made available to the SEC as legally required for examination. Code records shall include (1) copies of all versions of the Code in effect, (2) all violations of the Code and any action taken as a result of the violation, (3) all reports made by Employees, Access Persons, and Independent Directors, (4) records of all persons required to make reports under this Code, (5) records of all persons who were responsible for reviewing Code

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reports, and (6) records of any decision to allow Access Persons to purchase
Initial Public Offerings or Private Placements. All records shall be maintained for a period of five years.

E. List of Employees, Access Persons, Independent Directors. The Chief
Compliance Officer shall prepare a list of Employees, Access Persons, and
Independent Directors, shall update the list as necessary, and shall maintain a record (for 5 years) of former lists.

F. Notice of Status as Access Person or Independent Director. The Chief
Compliance Officer shall notify each Access Person and Independent Director of their status, provide them with a copy of this Code, and obtain an acknowledgment from such person of receipt thereof.

G. Notice of Material Amendments to the Code. The Chief Compliance Officer shall provide notice of material amendments to the Code to every Employee.

H. Exemptions to the Code.

(1) Exemptions for Mutual Funds which Davis Advisors Serves as Both Manager and
Principal Underwriter. With respect to any mutual fund which Davis Advisors serves as both manager and principal underwriter, the Independent Directors of that mutual fund may exempt any person from application of any section(s) of the
Code. A written memorandum shall specify the section(s) of this Code from which the person is exempted and the reasons therefore.

(2) Exemptions for All Other Clients. With regard to all Clients except mutual funds which Davis Advisors serves as both manager and principal underwriter, the
Chief Compliance Officer may exempt any person from application of any section(s) of this Code. A written memorandum shall specify the section(s) of this Code from which the person is exempted and the reasons therefore.

I. Quarterly Directors' Report. The Chief Compliance Officer for each of the mutual funds, which Davis Advisors serves as both manager and principal underwriter, shall compile a quarterly report to be presented to the Board of
Directors of each such mutual fund. Such report shall discuss compliance with this Code, and shall provide details with respect to any material failure to comply and the actions taken by the Chief Compliance Officer upon discovery of such failure.

J. Annual Directors' Report. Not less than once a year the Chief Compliance
Officer for each of the mutual funds which Davis Advisors serves as both manager and principal underwriter shall furnish to Independent Directors of such mutual funds, and the Independent Directors shall consider, a written report that:

(1) Describes any material issues arising under the Code since the last report to the Directors, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations. The annual written report may incorporate by reference information included in written quarterly reports previously presented to the Directors; and

(2) Certifies that Davis Advisors has adopted procedures reasonably necessary to prevent Employees and Access Persons from violating the Code.

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XII. APPROVAL AND REVIEW BY BOARDS OF DIRECTORS

The Board of Directors (including a majority of the Independent Directors) of each of the mutual funds managed or sub-advised by Davis Advisors must approve this Code. Additionally, any material changes to this Code must be approved by the Board of Directors within six months after adoption of any material change.
Each Board of Directors must base its approval of the Code and any material changes to the Code on a determination that the Code contains provisions reasonably necessary to prevent employees from engaging in any conduct prohibited by Rule 17j-1. Prior to approving the Code or any material change to the Code, the Board of Directors must receive a certification from the mutual fund, the investment adviser, and principal underwriter that each has adopted procedures reasonably necessary to prevent employees from violating this Code.

XIII. DEFINITIONS

(1) "1940 ACT" means the Investment Company Act of 1940, as amended.

(2) "ACCESS PERSON" means any Employee (as defined in this Code) who (a) has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or (b) are involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. All Davis
Advisors Directors and Officers are Access Persons. The Compliance Department
may also determine, in writing, to treat certain Employees who do not meet the definition of Access Person as Access Persons for the purposes of this Code.

(3) "ADVISERS ACT" means the Investment Advisers Act of 1940, as amended.

(4) "BENEFICIAL OWNERSHIP" is interpreted in the same manner as it would be under section 16a-1(a)(2) of the Securities Exchange Act of 1934 in determining, whether a person has beneficial ownership of a security for purposes of section
16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

(5) "CHIEF COMPLIANCE OFFICER" means that individual so designated by Davis
Selected Advisers, L.P., Davis Selected Advisers-NY, Inc., Davis Distributors,
LLC, and each mutual Fund, which Davis Advisors serves as both Manager and
Principal underwriter.

(6) "CLIENTS" means advisory Clients of Davis Advisors.

(7) "CODE" means this Code of Ethics.

(8) "DAVIS ADVISORS" means Davis Selected Advisers, L.P., Davis Selected
Advisers-NY, Inc., Davis Distributors, LLC, and all affiliated entities under common control, excluding any investment companies.

(9) "EMPLOYEE" means employees of Davis Advisors and has the same meaning as
"supervised persons" as defined in section 202(a)(25) of the Advisers Act. These include Directors, Officers,

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Employees, and any other person who provides advice on behalf of Davis Advisors and is subject to Davis Advisors' supervision and control.

(10) "FEDERAL SECURITIES LAWS" means the Securities Act of 1933, the Securities
Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act
of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley
Act (1999), any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to registered investment companies and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

(11) "INDEPENDENT DIRECTORS" means Directors of any mutual fund, which Davis
Advisors serves as both manager, and Principal underwriter who are not
"interested persons" of the Fund or Davis Advisors, as defined in the 1940 Act.

(12) "MUTUAL FUNDS," are registered open-end management investment companies.
These include variable annuities, which are a form of registered open-end management Investment Company.

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